Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS RECORD EARNINGS

FOR FISCAL 2013, WITH EARNINGS PER SHARE

22% HIGHER THAN LAST YEAR

•	Full year Fiscal 2013 GAAP Diluted EPS of $1.78, an increase compared to prior EPS guidance of $1.68-$1.74 from July 25, 2013, and an increase of 22% over full year Fiscal 2012 GAAP Diluted EPS of $1.46. On October 10, 2013, the Company announced that it expected full year Fiscal 2013 GAAP Diluted EPS of $1.76-$1.78.

•	Full year Fiscal 2013 Non-GAAP Adjusted Diluted EPS of $1.69, an increase of 16% over full year Fiscal 2012 Adjusted Diluted EPS of $1.46.

•	Q4 Fiscal 2013 GAAP Diluted EPS of $0.42, higher than prior guidance of $0.32-$0.38 provided on July 25, 2013, and an increase of 8% over last year’s Q4 GAAP Diluted EPS of $0.39. On October 10, 2013, the Company announced that it expected Q4 GAAP Diluted EPS of $0.40-$0.42.

•	Projected full year Fiscal 2014 GAAP Diluted EPS of $1.64-$1.81, a projected change between a decrease of approximately 8% and an increase of approximately 2% compared to Fiscal 2013 full year GAAP Diluted EPS of $1.78. On a comparable basis, projected full year Fiscal 2014 Non-GAAP Adjusted Diluted EPS of $1.77-$1.94 reflects a projected increase of between 5% and 15% compared to Fiscal 2013 full year Non-GAAP Adjusted Diluted EPS of $1.69

Philadelphia, PA, November 21, 2013 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and full year fiscal 2013, which ended September 30, 2013. The Company’s diluted earnings per share for its full year fiscal 2013 increased 22% compared to the prior year, and exceeded the top end of its July 25, 2013 earnings guidance range. On November 20, 2013 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.1875 per share payable December 27, 2013. On November 20, 2013 the Company also announced its planned expansion into Mexico through an international franchise agreement with El Puerto de Liverpool, S.A.B. de C.V., the largest department store company in Mexico.

DESTINATION MATERNITY REPORTS FOURTH QUARTER FISCAL 2013 RESULTS	Page 2

Full Year Fiscal 2013 Financial Results

•	GAAP net income for fiscal 2013 was $23.9 million, a 24% increase compared to GAAP net income of $19.4 million for fiscal 2012. GAAP diluted earnings per share for fiscal 2013 was $1.78, a record for the Company and a 22% increase compared to $1.46 for fiscal 2012. The fiscal 2013 GAAP diluted earnings per share of $1.78 exceeded the top end of the Company’s prior guidance range of $1.68-$1.74 provided in its July 25, 2013 press release.

•	GAAP net income for fiscal 2013 includes a reduction of state income tax expense, net of federal expense, of $1.2 million, or $0.09 per share (diluted), for the recognition of tax benefits in the fourth quarter resulting from recently enacted changes in certain state income tax regulations. Non-GAAP Adjusted diluted earnings per share, which is presented in the financial tables at the end of this press release and excludes this reduction of state income tax expense, was $1.69 for fiscal 2013, a 16% increase compared to $1.46 for fiscal 2012.

•	Adjusted EBITDA was $54.0 million for fiscal 2013, an 8% increase compared to the $49.9 million of Adjusted EBITDA for fiscal 2012. Adjusted EBITDA is defined in the financial tables at the end of this press release.

•	Net sales for fiscal 2013 decreased 0.2% to $540.3 million from $541.5 million for fiscal 2012. The slight decrease in sales for fiscal 2013 compared to fiscal 2012 resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company’s remaining leased departments within Babies“R”Us® stores during the month of October 2012, substantially offset by an increase in comparable sales and increased sales from the Company’s licensed relationship.

•	Comparable sales (which include internet sales) for fiscal 2013 increased 2.6% compared to a comparable sales decrease of 0.3% for fiscal 2012. Adjusting for the calendar timing shift, as described later in this press release, the Company’s adjusted comparable sales increased 3.2% for fiscal 2013 and decreased 0.8% for fiscal 2012. The Company’s Internet sales, which are included in the Company’s comparable sales, increased 13% for fiscal 2013, on top of a 26% increase for fiscal 2012.

•	Free cash flow (defined as net cash provided by operating activities minus capital expenditures) for fiscal 2013 was $27.1 million, in line with the Company’s July 25, 2013 guidance range of $24 to $30 million, and a decrease from Fiscal 2012 free cash flow of $33.4 million due to higher capital expenditures in Fiscal 2013.

Fourth Quarter Fiscal 2013 Financial Results

•	GAAP net income for the fourth quarter of fiscal 2013 was $5.6 million, an increase of 9% compared to GAAP net income of $5.2 million for the fourth quarter of fiscal 2012. GAAP diluted earnings per share for the fourth quarter of fiscal 2013 was $0.42, an increase of 8% compared to $0.39 for the fourth quarter of fiscal 2012. This fourth quarter fiscal 2013 diluted earnings per share performance exceeded the top end of the Company’s prior guidance range of $0.32-$0.38 provided in its July 25, 2013 press release.

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•	GAAP net income for the fourth quarter of fiscal 2013 includes a reduction of state income tax expense, net of federal expense, of $1.2 million, or $0.09 per share (diluted), for the recognition of tax benefits resulting from recently enacted changes in certain state income tax regulations. Non-GAAP Adjusted diluted earnings per share, which is defined in the financial tables at the end of this press release and excludes this reduction of state income tax expense, was $0.33 for the fourth quarter of fiscal 2013, a decrease compared to $0.39 for the fourth quarter of fiscal 2012, and slightly higher than the low end of the Company’s prior guidance range of $0.32-$0.38 provided on July 25, 2013.

•	Adjusted EBITDA was $11.7 million for the fourth quarter of fiscal 2013, a 7% decrease compared to the $12.7 million of Adjusted EBITDA for the fourth quarter of fiscal 2012.

•	Net sales for the fourth quarter of fiscal 2013 decreased 0.2% to $128.3 million from $128.5 million for the fourth quarter of fiscal 2012. The slight decrease in sales for the fourth quarter of fiscal 2013 compared to fiscal 2012 resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company’s remaining leased departments within Babies“R”Us stores during the month of October 2012, substantially offset by increased sales from the Company’s licensed relationship and an increase in comparable sales. The net sales of $128.3 million for the fourth quarter were within the Company’s guidance range of $125.5 to $130.0 million provided in July 2013.

•	Comparable sales for the fourth quarter of fiscal 2013 increased 1.4% compared to a comparable sales increase of 2.7% for the fourth quarter of fiscal 2012. The comparable sales increase of 1.4% during the fourth quarter of fiscal 2013 was within the Company’s guidance range for a comparable sales increase of between 0.0% and 3.5%. Adjusting for the calendar timing shift, the Company’s adjusted comparable sales increased 1.2% for the fourth quarter of fiscal 2013 and increased 1.7% for the fourth quarter of fiscal 2012. The Company’s Internet sales increased 18% for the fourth quarter of fiscal 2013 on a reported basis, on top of an 8% increase in the fourth quarter of fiscal 2012.

Retail Locations

The tables below summarize store opening and closing activity for the fourth quarter and full year fiscal 2013 and 2012, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. In connection with the Company’s broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies“R”Us stores in late October 2012 and began to open leased departments in select buybuy BABY® stores. The decrease in leased department locations at the end of September 2013 compared to September 2012 predominantly reflects this change of partners in October 2012. According to Bed Bath & Beyond Inc.’s latest public disclosure, as of October 9, 2013, there are 86 buybuy BABY stores. As of September 30, 2013, the Company operates leased departments in 56 buybuy BABY stores, an increase from the 44 leased departments the Company operated in buybuy BABY stores as of June 30, 2013. The Company expects to continue to increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

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DESTINATION MATERNITY REPORTS FOURTH QUARTER FISCAL 2013 RESULTS	Page 4

	Fourth Quarter Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Store Openings (1)
Total	4	4	15	8
Multi-Brand Store Openings	2	3	9	6

Store Closings (1)
Total	14	15	44	41
Closings Related to Multi-Brand Store Openings	5	5	14	12

Period End Retail Location Count (1)
Stores	596	625	596	625
Leased Department Locations	1,311	1,383	1,311	1,383

Total Retail Locations (1)	1,907	2,008	1,907	2,008

(1)	Excludes international franchised locations.

	Fourth Quarter Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
International Franchised Location Openings
Stores	2	—	5	2
Shop-in-Shop Locations	3	18	30	54

Total International Franchised Location Openings	5	18	35	56

International Franchised Location Closings
Stores	—	—	1	1
Shop-in-Shop Locations	3	—	10	2

Total International Franchised Location Closings	3	—	11	3

Period End International Franchised Location Count
Stores	20	16	20	16
Shop-in-Shop Locations	123	103	123	103

Total International Franchised Locations (1)	143	119	143	119

(1)	Includes one store and 110 shop-in-shop locations operated by the Company’s India franchisee that are expected to close in March 2014, as discussed below.

International Business Developments

Yesterday, the Company announced its planned expansion into Mexico through an international franchise agreement with El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”), the largest department store company in Mexico. Through this franchise relationship, Destination Maternity will introduce its

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Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity® brands into Mexico, with the first franchise locations expected to open in Spring 2014. Destination Maternity brands will initially be sold through shop-in-shops in Liverpool department stores throughout Mexico, with plans to open freestanding Destination Maternity stores in Mexico later in 2014 and beyond.

Liverpool operates 101 stores in Mexico, under three different brand names: Liverpool, Fabricas de Francia, and Liverpool Duty Free. Under this multi-year franchise agreement, Destination Maternity has granted to Liverpool the right to operate branded retail locations and market merchandise under the Company’s Motherhood Maternity, A Pea in the Pod, and Destination Maternity brands in Mexico. Liverpool will be the distributor of maternity and nursing apparel merchandise in Mexico from Destination Maternity and suppliers designated by Destination Maternity.

The Company also announced today that it was unable to reach mutual agreement on acceptable renewal terms with Mahindra Retail, the Company’s international franchisee for India. This franchise relationship, which began in April 2009, will end in March 2014. The Company does not expect that the discontinuation of this franchise relationship will have any significant impact on the Company’s financial results. As of September 30, 2013 the Company’s merchandise was offered in 110 of Mahindra’s Mom & Me stores and one franchise store in India.

Comparable Sales Data

Comparable sales data (which includes Internet sales) for the fourth quarter and full year fiscal 2013 and 2012 is presented in the table below.

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
	% increase		% increase (decrease)
Comparable Sales
Reported basis	1.4%	2.7%	2.6%	(0.3)%
Adjusted for calendar timing shift	1.2%	1.7%	3.2%	(0.8)%

Please refer to the section entitled “Days Adjustment Calendar Shift” later in this press release for a description of adjusted comparable sales.

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DESTINATION MATERNITY REPORTS FOURTH QUARTER FISCAL 2013 RESULTS	Page 6

Dividend

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.1875 per share, payable December 27, 2013 to stockholders of record at the close of business on December 6, 2013.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “Fiscal 2013 was a year of strong results and strong progress for Destination Maternity. We increased earnings significantly, achieved record earnings, and generated positive comparable sales results in a challenging overall economic environment. We continued to generate strong free cash flow, and used this cash flow to repay all of our remaining debt during the year as well as to increase our already significant regular quarterly dividend. With these accomplishments, we were able to drive a strong increase in shareholder value during the year, while continuing to make progress on initiatives to help drive future growth, including our initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. Finally, with our previously announced plan to relocate our corporate headquarters and distribution center from Philadelphia, Pennsylvania to southern New Jersey in late 2014 and early/mid 2015, we will be moving into the type of expanded and improved facilities we need to help us achieve our full potential as the global leader in the maternity apparel business.

“Our diluted earnings per share for the full year was $1.78 per share, a 22% increase compared to fiscal 2012 diluted earnings per share of $1.46. Even excluding the impact of the $0.09 per share state income tax benefit we recognized in the fourth quarter of fiscal 2013, our adjusted diluted earnings per share for fiscal 2013 represents an increase of 16% compared to fiscal 2012.

“Our progress in improving our comparable sales results can be seen by our adjusted comparable sales increase of 3.2% for the full year fiscal 2013, including a 1.2% increase for the fourth quarter of fiscal 2013, both adjusted for the calendar timing shift as described later in this press release. Our comparable sales increase for the fourth quarter of fiscal 2013 represents our fifth consecutive quarter of comparable sales increases, showing the continued progress we have made with our sales-driving initiatives.

“Our total sales of $128.3 million for the fourth quarter were within our sales guidance range of $125.5 to $130.0 million provided in our July 25 press release. Our gross margin was lower than planned, due to greater price promotional activity and additional markdowns taken to spur sales and manage inventory

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levels. Our diluted earnings per share for the fourth quarter of fiscal 2013 was $0.42 per share, exceeding the top end of our prior earnings guidance range of $0.32 to $0.38 per share, and exceeding last year’s fourth quarter diluted earnings of $0.39 per share. In the fourth quarter of fiscal 2013, we recognized a reduction of state income tax expense, net of federal expense, of $0.09 per share, for the estimated recognition of tax benefits resulting from recently enacted changes in certain state income tax regulations. Excluding this state income tax benefit, our diluted earnings per share for the fourth quarter of fiscal 2013 was $0.33, near the lower end of our prior earnings guidance range of $0.32 to $0.38 per share that we provided in our July 25, 2013 press release.”

Financing and Related Activities

“We continue to use our strong free cash flow to generate shareholder value. During fiscal 2013, we used a portion of our free cash flow to repay the remaining $15.3 million of our debt. This completed a dramatic multi-year decrease in our financial leverage through use of our operating cash flow, with our total debt decreasing from $118 million to zero over the past seven years and our annual interest expense decreasing from $15 million to less than $1 million. Given our strong balance sheet, with the complete repayment of our outstanding debt, and our strong projected cash flow, we increased our regular quarterly cash dividend during the year, beginning with our June 2013 dividend payment, to further enhance the total return to our stockholders. Our regular quarterly cash dividend of $0.1875 per share paid June 28, 2013 was a 7.1% increase from our previous quarterly dividend rate of $0.175 per share and represents an annual dividend rate of $0.75 per share compared to our previous annual rate of $0.70 per share.”

Relocation of Corporate Headquarters and Distribution Center

“As we announced on September 12, 2013, we are very excited about our plans to relocate our corporate headquarters and distribution center from Philadelphia, Pennsylvania to southern New Jersey. Given our growth over time and our corporate goals, we determined that in order to reach our full potential as the global leader in the maternity apparel business, we needed to expand and improve our office facilities and our distribution center facilities. The headquarters move will allow us to create a more modern, spacious, bright and open office environment for our headquarters team members, which promotes the kind of collaborative teamwork, creativity and problem solving across all brands and functional areas which is so critical to our continued growth and success. The distribution center move will provide us with a new, build-to-suit, state-of-the-art facility with greater space, a more efficient single-story layout and new material handling equipment to increase the capacity and efficiency of our distribution operations. A critical

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factor in our decision to relocate our headquarters and distribution facility to New Jersey was the approval we obtained from the New Jersey Economic Development Authority for an incentive package of $40 million in benefits, over a 10-year period, from the State of New Jersey in connection with our relocation, under the Grow New Jersey Assistance Program. We plan to relocate our corporate headquarters in late 2014 and our distribution center in early/mid 2015.

Although we will incur some, predominantly non-cash, charges to earnings in fiscal 2014 and 2015 related to the closure of our existing facilities and the preparation for occupancy of our new facilities, we expect to generate ongoing annual cash and earnings benefits from our relocation once we are operating in both our new headquarters and new distribution center facilities. We project that our charges, predominantly non-cash, associated with the facilities relocation, will be: (a) approximately $2.9 million pretax, or approximately $1.8 million after tax ($0.13 per diluted share) for fiscal 2014, and (b) approximately $0.8 million pretax, or approximately $0.5 million after tax ($0.04 per diluted share) for fiscal 2015. We project that, once we are operating in both our new headquarters and new distribution center facilities, which we expect to begin during the middle of fiscal 2015, our ongoing annualized after-tax earnings benefit from the relocation will be approximately $0.11 per diluted share, and our ongoing annualized after-tax cash benefit from the relocation will be approximately $4 million.”

Guidance for Fiscal 2014

“Looking forward, we are confident that we can continue to improve our sales performance and position our Company for future growth, by continuing to enhance our merchandise assortments, merchandise presentation, store environment and customer experience, and by continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.”

“Our financial guidance for the full year fiscal 2014 is as follows:

•	Net sales in the $545 to $560 million range, representing a projected sales increase of between 0.9% and 3.7% compared to fiscal 2013 net sales of $540.3 million. This sales guidance range is based on a projected comparable sales increase of between 2.0% and 5.0%.

•	Gross margin for fiscal 2014 is expected to increase between 50 and 100 basis points compared to the fiscal 2013 gross margin of 53.9%.

•	Total selling, general and administrative expenses (SG&A) are planned to be between 2% and 4% higher than fiscal 2013 as a percentage of net sales. The projected increase in SG&A for the full year reflects additions of talent to drive sales and other inflationary wage and wage related expense increases, and increased marketing and advertising expenses, partially offset by continued tight expense controls.

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•	Other charges related to the Company’s previously announced relocation are projected to be approximately $2.9 million, including projected non-cash accelerated depreciation and amortization expense of $1.7 million, with the remainder consisting primarily of non-cash pre-opening rent expense for the facilities. These charges are projected to be approximately $0.13 per diluted share (after tax).

•	Operating income in the $36.6 to $40.4 million range, a projected change of between a decrease of 2% and an increase of 8% compared to fiscal 2013 operating income of $37.5 million. Operating income before other charges is projected in the $39.6 to $43.4 million range, a projected increase of between 6% and 16% versus fiscal 2013.

•	GAAP diluted earnings per share of between $1.64 and $1.81 per share for fiscal 2014, a projected change of between a decrease of 8% and an increase of 2% compared to diluted earnings per share of $1.78 per share for fiscal 2013. Projected GAAP diluted earnings per share for fiscal 2014 includes other charges of approximately $0.13 per diluted share related to the Company’s planned relocation. GAAP diluted earnings per share for fiscal 2013 includes a reduction of state income tax expense, net of federal expense, of $0.09 per diluted share.

•	Non-GAAP Adjusted diluted earnings per share are projected to be between $1.77 and $1.94 per share for fiscal 2014, a projected increase of between 5% and 15% compared to adjusted diluted earnings per share of $1.69 per share for fiscal 2013. A reconciliation between GAAP earnings per share and Non-GAAP Adjusted earnings per share is provided in the financial tables at the end of this press release.

•	Adjusted EBITDA in the $57.7 to $61.5 million range, a projected increase of between 7% and 14% compared to the fiscal 2013 Adjusted EBITDA of $54.0 million. Adjusted EBITDA before other charges is projected in the $59.0 to $62.8 million range, a projected increase of between 9% and 16% versus fiscal 2013.

•	Open 19 to 21 new stores during the year, including 5 to 6 new multi-brand Destination Maternity nameplate stores, and close approximately 47 to 53 stores, with 12 to 14 of these planned store closings related to openings of new Destination Maternity nameplate stores.

•	Capital expenditures planned at between $36 and $40 million compared to fiscal 2013 capital expenditures of $15.1 million. Excluding approximately $17 million of planned fiscal 2014 capital expenditures associated with the relocation, capital expenditures are planned at between $19 and $23 million, compared to fiscal 2013 capital expenditures of $15.1 million. Excluding capital expenditures associated with the relocation, after deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $15 and $19 million, compared to $12.7 million in fiscal 2013. Our planned capital expenditures include significant investments for the relocation of our headquarters and distribution facility, store enhancements, store remodels, relocations and new stores, as well as continued investments in information systems and technology.

•	Inventory at fiscal 2014 year end planned to be approximately flat versus fiscal 2013 year end.

•

Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of between $0 and $9 million for the full year fiscal

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2014. Excluding the approximately $17 million of capital expenditures related to the relocation of our corporate headquarters and distribution center, projected full year fiscal 2014 free cash flow is between $17 and $26 million, a projected decrease from fiscal 2013 free cash flow of $27.1 million due to higher planned capital expenditures. Based on the Company’s current quarterly dividend rate of $0.1875 per share, the dividend will use approximately $10.3 million of cash flow for fiscal 2014.

“Our financial guidance for the first quarter of fiscal 2014 is as follows:

•	Net sales in the $135 to $139 million range.

•	A projected comparable sales increase of 1.0% to 4.0% on a reported basis.

•	Diluted earnings per share of between $0.29 and $0.34 per share, compared to diluted earnings per share of $0.29 for the first quarter of fiscal 2013.

•	Adjusted diluted earnings per share of between $0.31 and $0.36 per share, compared to adjusted diluted earnings per share of $0.29 for the first quarter of fiscal 2013.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

a.	Increase comparable sales on an omnichannel basis, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

b.	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time; and

d.	Continue to close underperforming stores.

3.	In addition to achieving increased comparable sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.	International expansion.

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b.	Potential growth of our leased department and licensed relationships.

c.	Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales as part of our omnichannel sales focus.

d.	Selective new store openings and relocations in the U.S. and Canada; and

e.	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.”

Mr. Krell concluded, “While we recognize that over the past five years we have faced the dual challenges of a deep recession followed by a weak recovery, as well as an 8% decrease in annual births in the United States since 2007, we remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. During fiscal 2013 we made meaningful progress in these sales-driving initiatives. Our progress here is evidenced by our five consecutive quarters of comparable sales increases, and we believe we are well positioned to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals.”

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each calendar quarter, there is a “days adjustment calendar shift” which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on an adjusted basis. For the fourth quarter of fiscal 2013, adjusted comparable sales were measured for the period Monday July 1, 2013 through Monday September 30, 2013 compared to the period Monday July 2, 2012 through Monday October 1, 2012. The Company estimates the calendar shift favorably impacted its reported comparable sales for the fourth quarter of fiscal 2013 by approximately 0.2 percentage points. Thus, adjusted comparable sales for the fourth quarter of fiscal 2013 increased 1.2%, compared to the reported comparable

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sales increase of 1.4%. For the full year fiscal 2013, adjusted comparable sales were measured for the period Monday October 1, 2012 through Monday September 30, 2013 compared to the period Monday October 3, 2011 through Monday October 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the full year fiscal 2013 by approximately 0.6 percentage points, primarily as a result of the full year fiscal 2013: (1) having one less Saturday and Sunday versus the full year fiscal 2012, and (2) having one less day versus the full year fiscal 2012 due to the leap year in 2012. Thus, adjusted comparable sales for the full year fiscal 2013 increased 3.2%, compared to the reported comparable sales increase of 2.6%. For the fourth quarter of fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 1.0 percentage points, and for the full year fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 0.5 percentage points.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fiscal 2013 earnings and future financial guidance. You can participate in this conference call by calling (800) 322-2803 in the United States and Canada or (617) 614-4925 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “90802457.” In the event that you are unable to participate in the call, a replay will be available through Thursday, December 5, 2013 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “87010748.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2013, Destination Maternity operates 1,907 retail locations, including 596 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,311 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea and Mexico. As of September 30, 2013, Destination Maternity has 143 international franchised locations, including 123 shop-in-shop locations and 20 Destination Maternity branded stores.

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***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to generate sufficient free cash flow to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocation of our headquarters and distribution center facilities with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$128,250	$128,487	$540,259	$541,476
Cost of goods sold	58,725	56,899	249,298	250,765

Gross profit	69,525	71,588	290,961	290,711
Gross margin	54.2%	55.7%	53.9%	53.7%
Selling, general and administrative expenses (SG&A)	61,751	62,656	252,026	255,623
SG&A as a percentage of net sales	48.1%	48.8%	46.6%	47.2%
Store closing, asset impairment and asset disposal expenses	492	333	1,441	1,983

Operating income	7,282	8,599	37,494	33,105
Interest expense, net	101	161	532	1,215
Loss on extinguishment of debt	—	—	9	22

Income before income taxes	7,181	8,438	36,953	31,868
Income tax provision	1,548	3,249	13,010	12,496

Net income	$5,633	$5,189	$23,943	$19,372

Net income per share – basic	$0.42	$0.39	$1.80	$1.48

Average shares outstanding – basic	13,323	13,153	13,272	13,096

Net income per share – diluted	$0.42	$0.39	$1.78	$1.46

Average shares outstanding – diluted	13,544	13,294	13,439	13,267

Supplemental information:
Net income, as reported	$5,633	$5,189	$23,943	$19,372
Add: loss on extinguishment of debt, net of tax	—	—	6	14
Less: recognition of state income tax benefits resulting from regulation changes	(1,216)	—	(1,216)	—

Adjusted net income	$4,417	$5,189	$22,733	$19,386

Adjusted net income per share – diluted	$0.33	$0.39	$1.69	$1.46

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$24,555	$22,376
Trade receivables, net	12,463	13,197
Inventories	86,546	88,754
Deferred income taxes	8,012	7,557
Prepaid expenses and other current assets	6,927	4,220

Total current assets	138,503	136,104
Property, plant and equipment, net	53,447	51,078
Other assets	16,031	12,462

Total assets	$207,981	$199,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$—	$—
Current portion of long-term debt	—	15,257
Accounts payable	23,810	21,987
Accrued expenses and other current liabilities	39,417	35,544

Total current liabilities	63,227	72,788
Deferred rent and other non-current liabilities	22,121	21,884

Total liabilities	85,348	94,672
Stockholders’ equity	122,633	104,972

Total liabilities and stockholders’ equity	$207,981	$199,644

SELECTED CONSOLIDATED BALANCE SHEET DATA
Total debt	$—	$15,257
Net cash (1)	$24,555	$7,119

(1)	Net cash represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended September 30,
	2013	2012
Operating Activities
Net income	$23,943	$19,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,424	12,445
Stock-based compensation expense	2,771	2,357
Loss on impairment of long-lived assets	786	1,876
Loss on disposal of assets	528	115
Loss on extinguishment of debt	9	22
Deferred income tax benefit	(3,007)	(1,378)
Amortization of deferred financing costs	203	105
Changes in assets and liabilities:
(Increase) decrease in:
Trade receivables	727	(2,188)
Inventories	2,205	1,611
Prepaid expenses and other current assets	(2,708)	2,577
Other non-current assets	(54)	(12)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	4,058	6,201
Deferred rent and other non-current liabilities	268	(406)

Net cash provided by operating activities	42,153	42,697

Investing Activities
Capital expenditures	(15,059)	(9,256)
Additions to intangible assets	(963)	(265)

Net cash used in investing activities	(16,022)	(9,521)

Financing Activities
Increase (decrease) in cash overdrafts	1,278	(401)
Repayment of long-term debt	(15,257)	(16,085)
Deferred financing costs paid	(927)	(61)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(725)	(597)
Cash dividends paid	(9,799)	(9,325)
Proceeds from exercise of stock options	744	107
Excess tax benefit from exercise of stock options and restricted stock vesting	760	289

Net cash used in financing activities	(23,926)	(26,073)

Effect of exchange rate changes on cash and cash equivalents	(26)	(12)

Net Increase in Cash and Cash Equivalents	2,179	7,091
Cash and Cash Equivalents, Beginning of Year	22,376	15,285

Cash and Cash Equivalents, End of Year	$24,555	$22,376

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$5,633	$5,189	$23,943	$19,372
Add: income tax provision	1,548	3,249	13,010	12,496
Add: interest expense, net	101	161	532	1,215
Add: loss on extinguishment of debt	—	—	9	22

Operating income	7,282	8,599	37,494	33,105
Add: depreciation and amortization expense	3,162	3,106	12,424	12,445
Add: loss on impairment of long-lived assets	46	307	786	1,876
Add: loss on disposal of assets	456	50	528	115
Add: stock-based compensation expense	771	588	2,771	2,357

Adjusted EBITDA (1)	$11,717	$12,650	$54,003	$49,898

Net sales	$128,250	$128,487	$540,259	$541,476

Operating income margin (operating income as a percentage of net sales)	5.7%	6.7%	6.9%	6.1%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	9.1%	9.8%	10.0%	9.2%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss on disposal of assets; and (iv) stock-based compensation expense.

Reconciliation of Net Income Per Share - Diluted

to Adjusted Net Income Per Share – Diluted

(unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	September 30, 2014	September 30, 2013
Net income per share – diluted (1)	$1.64 to 1.81	$1.78
Add: per share effect of other charges (2)	0.13	—
Add: per share effect of loss on extinguishment of debt	—	0.00
Less: recognition of state income tax benefits resulting from regulation changes	—	(0.09)

Adjusted net income per share - diluted (1)	$1.77 to 1.94	$1.69

(1)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2014 are based on approximately 13.6 million projected average diluted shares outstanding.
(2)	Other charges, related to the Company’s previously announced relocation, include projected non-cash accelerated depreciation and amortization expense and non-cash pre-opening rent expense for the facilities.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share - Diluted

to Adjusted Net Income Per Share – Diluted

(unaudited)

	Projected for the	Actual for the
	First Quarter Ending	First Quarter Ended
	December 31, 2013	December 31, 2012
Net income per share – diluted (1)	$0.29 to 0.34	$0.29
Add: other charges (2)	0.02	—

Adjusted net income per share - diluted (1)	$0.31 to 0.36	$0.29

(1)	Projected net income and projected adjusted net income per share – diluted for the first quarter ending December 31, 2013 are based on approximately 13.6 million projected average diluted shares outstanding.
(2)	Other charges, related to the Company’s previously announced relocation, are primarily projected non-cash accelerated depreciation and amortization expense.

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Other Charges

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	September 30, 2014 (1)	September 30, 2013 (1)
Net income	$22.3 to 24.6	$23.9
Add: income tax provision	14.0 to 15.4	13.0
Add: interest expense, net	0.4	0.5
Add: loss on extinguishment of debt	—	0.0

Operating income	36.6 to 40.4	37.5
Add: depreciation and amortization expense	16.3	12.4
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.2	1.3
Add: stock-based compensation expense	3.6	2.8

Adjusted EBITDA	57.7 to 61.5	54.0
Add: other charges (2)	1.3	—

Adjusted EBITDA before other charges	$59.0 to 62.8	$54.0

(1)	Components do not add to total due to rounding.
(2)	Other charges, related to the Company’s previously announced relocation, excludes $1.7 million in fiscal 2014 representing accelerated depreciation and amortization expense, which is included in depreciation and amortization expense above.

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